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                                                                    EXHIBIT 99.1

NEWS RELEASE

Media Contacts:                             Investor Contacts:
Secret F. Wherrett                          Tania C. Almond
Digex                                       Digex
240.456.3556                                240.456.3800
secret.wherrett@digex.com                   tania.almond@digex.com


Digex Announces Management Change

LAUREL, Md., June 21, 2002 - Digex, Incorporated (NASDAQ: DIGX) announced today the appointment of George Kerns, former Senior Vice President of Operations at Digex, as its president and CEO. Effective immediately, Kerns succeeds Mark Shull in this position.

Since early 2001, Mr. Kerns has held primary responsibility for running Digex's operations. "Digex's strong focus and execution on managed hosting has established our market leadership. To remain at the forefront of our industry, Digex will continue creating value for our clients and providing a straightforward approach to managing complex environments. I'm thrilled to work with such an excellent and talented team, and for the opportunity to build on our past success to take the company to the next level in meeting our clients' growing requirements," said Kerns.

Prior to joining Digex, Mr. Kerns was Chief Operating Officer (COO) for HarvardNet. Previously, he served as Senior Vice President and General Manager of customer service delivery for BBN Planet/GTE Internetworking, where he established operational procedures and data systems for managing large Web hosting, virtual private network, firewall and data communications environments. Mr. Kerns also served as Vice President of Infrastructure and Engineering with EDS Personal Communications and Chief Information Officer for Contel Cellular/GTE Mobile Communications. He brings more than 20 years of executive management and data operations understanding to Digex. Mr. Kerns holds an M.B.A. from the University of Georgia and a B.S. in Mathematics from Furman University.

About Digex

Digex is the leading managed hosting provider for business on the Internet. Digex customers, from mainstream enterprise corporations to Internet-based businesses, leverage Digex's services to deploy secure, scaleable, high performance business solutions, including electronic retailing, online financial services, online procurement and customer self-service applications. Digex also offers value-added enterprise and professional services, including performance and security testing, monitoring, reporting and networking services. Additional information on Digex is available at www.digex.com.

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